EXHIBIT (j)(8)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated February 24, 2025 on the financial statements and financial highlights of Plan Investment Fund, Inc., comprised of the Government Portfolio and Money Market Portfolio. Such financial statements and financial highlights appear in the 2024 Annual Financial Statements in Form N-CSR, which are incorporated by reference in the Post-Effective Amendment to the Registration Statement on Form N-1A of Plan Investment Fund, Inc. We also consent to the references to the name of our Firm in the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 30, 2025

C-16